August 26, 1996



            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our audit report dated March 6, 1996 (and to all references to our Firm) included in the Form 10K-SB and incorporated by reference in the Form S-8 registration statement of CompuLoan Originations, Inc. (Formerly Intellichip Holdings Corporation).



Jones, Jensen & Company